UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 14, 2009

OSI SYSTEMS, INC.

(Exact name of registrant specified in charter)

California	000-23125	330238801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12525 Chadron Avenue

Hawthorne, CA 90250

(Address of Principal Executive Offices) (Zip Code)

(310) 978-0516

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On September 14, 2009, we entered into an employment agreement with Mr. Ajay Mehra. Under the employment agreement, Mr. Mehra will continue to serve as Executive Vice President of the Company and President of the Company’s Security division. Mr. Mehra’s previous agreement expired on August 31, 2009.

The initial term of the employment agreement is three years. The term of the employment agreement shall automatically extend beyond three years until the Company provides the executive with one year prior written notice of non-renewal.

Under the employment agreement, Mr. Mehra will be entitled to receive a base salary which will be reviewed annually and may be adjusted upwards but cannot be reduced below current levels. Mr. Mehra currently receives a base salary of $380,000 per year. In addition to the foregoing, Mr. Mehra will be eligible to participate in our bonus pool and shall receive other fringe benefits that the Company makes available to other similarly situated executives from time to time.

The employment agreement may be terminated for cause or due to the executive’s death or disability. In the event we terminate the executive’s employment agreement early and without cause, or the executive terminates his agreement for good reason, or such termination occurs within a certain period of time before or after a change of control of the Company, the executive will be entitled to receive certain severance payments and benefits.

The foregoing description of the employment agreement is qualified in its entirety by reference to the provisions of Mr. Mehra’s employment agreement, which is filed as Exhibit 10.17 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.17:	Employment Agreement dated September 14, 2009 between Ajay Mehra and OSI Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: September 16, 2009

	By:	/s/ Victor Sze
Victor Sze
Executive Vice President, Secretary, and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.17	Employment Agreement dated September 14, 2009 between Ajay Mehra and OSI Systems, Inc.